ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made the 13th day of November, 1996, by and between IDS Tax-Exempt Bond Fund, Inc. (the "Corporation"), a Minnesota corporation, on behalf of its underlying series fund: IDS Intermediate Tax-Exempt Fund (the "Fund"); and American Express Financial Corporation, a Delaware corporation.

Part One:  SERVICES

(1) The Corporation hereby retains American Express Financial Corporation, and American Express Financial Corporation hereby agrees, for the period of this agreement and under the terms and conditions hereinafter set forth, to furnish the Fund continuously with all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Fund as provided under this agreement; and to pay such expenses as may be provided for in Part Three hereof; subject always to the direction and control of the Board of Directors, the Executive Committee and the authorized officers of the Corporation. American Express Financial Corporation agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. American Express Financial Corporation agrees to meet with any persons at such times as the Board of Directors deems appropriate for the purpose of reviewing American Express Financial Corporation's performance under this agreement.

(2) The Corporation agrees that it will furnish to American Express Financial Corporation any information that the latter may reasonably request with respect to the services performed or to be performed by American Express Financial Corporation under this agreement.

(3) It is understood and agreed that in furnishing the Fund with the services as herein provided, neither American Express Financial Corporation, nor any officer, director or agent thereof shall be held liable to the Corporation (or the Fund) or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this agreement. It is further understood and agreed that American Express Financial Corporation may rely upon information furnished to it reasonably believed to be accurate and reliable.

Part Two:  COMPENSATION FOR SERVICES

(1) The Corporation, on behalf of the Fund, agrees to pay to American Express Financial Corporation, and American Express Financial Corporation covenants and agrees to accept from the Corporation in full payment for the services furnished, a fee based on the net assets of the Fund as set forth in the following table:

                           Assets                    Annual Rate At
                      (Billions)                     Each Asset Level

                      First $1.0               0.040%
                      Next   1.0               0.035
                      Next   1.0               0.030
                      Next   3.0               0.025
                      Over   6.0               0.020
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The administrative fee for each calendar day of each year shall be equal to
1/365th (1/366th in each leap year) of the total amount computed. The computation shall be made for each such day on the basis of net assets as of the close of business of the full business day two (2) business days prior to the day for which the computation is being made. In the case of the suspension of the computation of net asset value, the administrative fee for each day during the suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. "Net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

(2) The administrative fee shall be paid on a monthly basis and, in the event of the termination of this agreement, the administrative fee accrued shall be prorated on the basis of the number of days that this agreement is in effect during the month with respect to which such payment is made.

(3) The administrative fee provided for hereunder shall be paid in cash to American Express Financial Corporation within five (5) business days after the last day of each month.

Part Three:  ALLOCATION OF EXPENSES

(1) The Corporation, on behalf of the Fund, agrees to pay:

(a) Administrative fees payable to American Express Financial Corporation for its services under the terms of this agreement;

(b) Taxes;

(c) Fees and charges of its independent certified public accountants for services the Corporation requests;

(d) Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Corporation, its directors and officers, (ii) it employs in conjunction with a claim asserted by the Board of Directors against American Express Financial Corporation, except that American Express Financial Corporation shall reimburse the Corporation for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or American Express Financial Corporation agrees, that it is liable in whole or in part to the Corporation (and/or the Fund) and (iii) it employs to assert a claim against a third party;

(e) Fees paid for the qualification and registration for public sale of the securities of the Fund under the laws of the United States and of the several states in which such securities shall be offered for sale;

(f) Office expenses which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services and office supplies used by the Corporation, equal to the cost of such incurred by American Express Financial Corporation;

(g) Fees of consultants employed by the Corporation;

(h) Directors, officers and employees expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Corporation will not pay any fees or expenses of any person who is an officer or employee of American Express Financial Corporation or its affiliates;

(i) Filing fees and charges incurred by the Corporation in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions;

(j) Organizational expenses of the Fund;

(k) One-half of the Investment Company Institute membership dues charged jointly to the IDS MUTUAL FUND GROUP and American Express Financial Corporation; and

(l) Expenses properly payable by the Corporation, approved by the Board of Directors.

(2) American Express Financial Corporation agrees to pay all expenses associated with the services it provides under the terms of this agreement. Further, American Express Financial Corporation agrees that if, at the end of any month, the expenses of the Fund under this agreement and any other agreement between the Fund and American Express Financial Corporation, but excluding those expenses set forth in (1)(b) of this Part Three, exceed the most restrictive applicable state expense limitation, the Corporation shall not pay those expenses set forth in (1)(a) and (c) through (m) of this Part Three to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that American Express Financial Corporation will assume all unpaid expenses and bill the Corporation for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

Until November 12, 1997, American Express Financial Corporation has agreed to waive certain fees and to absorb certain fund expenses under this agreement. If, at the end of any month, the fees and expense of the Fund's Class A Common Stock, $0.01 par value per share (the "Class A Shares"), under this agreement and any other agreement between the Fund and American Express Financial Corporation exceed 0.90%, the Corporation shall not pay fees or expenses under this agreement to the extent necessary to keep the expense ratio from exceeding the limitation. In any month that fees and expenses of Class A Shares exceed 0.90%, all fees and expenses in excess of that limit will be returned to the Fund. Any fee waiver or elimination of expenses will apply to each class on a pro rata basis.

Part Four:  MISCELLANEOUS

(1) American Express Financial Corporation shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Corporation.

(2) A "full business day" shall be as defined in the By-laws of the Corporation.

(3) The Corporation recognizes that American Express Financial Corporation now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Fund and that American Express Financial Corporation manages its own investments and/or those of its subsidiaries. American Express Financial Corporation shall be free to render such investment advice and other services and the Corporation hereby consents thereto.

(4) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that directors, officers, agents and/or shareholders of the Corporation are or may be interested in American Express Financial Corporation or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of American Express Financial Corporation are or may be interested in the Corporation as directors, officers, shareholders, or otherwise; or that American Express Financial Corporation or any successor or assignee, is or may be interested in the Corporation as shareholder or otherwise, provided, however, that neither American Express Financial Corporation, nor any officer, director or employee thereof or of the Corporation, shall sell to or buy from the Corporation any property or security other than shares issued by the Corporation, except in accordance with applicable regulations or orders of the United States Securities and Exchange Commission.

(5) Any notice under this agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) American Express Financial Corporation agrees that no officer, director or employee of American Express Financial Corporation will deal for or on behalf of the Corporation with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit officers, directors or employees of American Express Financial Corporation from having a financial interest in the Corporation or in American Express Financial Corporation.

(7) The Corporation agrees that American Express Financial Corporation may subcontract for certain of the services described under this agreement with the understanding that there shall be no diminution in the quality or level of the services and that American Express Financial Corporation remains fully responsible for the services.

(8) This agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this agreement shall not be assignable without the written consent of the other party. This agreement shall be governed by the laws of the State of Minnesota.

Part Five:  RENEWAL AND TERMINATION

(1) This agreement shall become effective on the date first set forth above and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

(2) This agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

IN WITNESS THEREOF, the parties hereto have executed the foregoing agreement as of the day and year first above written.


IDS TAX-EXEMPT BOND FUND, INC.
  IDS INTERMEDIATE TAX-EXEMPT FUND



By: /s/ Leslie L. Ogg
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL CORPORATION



By: /s/ Michael J. Hogan
    Michael J. Hogan
    Vice President